NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Hayden Communications
Chief Financial Officer	Brett Maas (brett@haydenir.com)
(302) 456-6789	Matt Hayden (matt@haydenir.com)
www.sdix.com	(843) 272-4653
Strategic Diagnostics Reports Fourth Quarter and Full Year 2006 Results
2006 Sales Increase 2.7%; Fourth Quarter Sales Increase by 18.6% over Prior Year
NEWARK, Del., March 1, 2007 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for a broad range of food, water, agricultural, industrial, environmental and scientific applications, today reported financial results for the fourth quarter and year ended December 31, 2006.
Revenues for the year ended December 31, 2006 increased 2.7% to $25.5 million, compared to $24.9 million for the same period in 2005. For the fourth quarter of 2006, revenues increased 18.6% to $7.0 million, compared to $5.9 million in the fourth quarter of 2005. Revenues in the fourth quarter of 2006 were positively impacted by higher sales of agricultural and antibody products.
Gross profit (defined as total revenues less manufacturing expenses) for 2006 totaled $13.8 million, as compared to $13.4 million for 2005. Gross margins were 54.1% for both 2006 and 2005. For the fourth quarter of 2006, gross profit increased 32.0% to $3.9 million, compared to $3.0 million for the same period in 2005. The gross margin for the fourth quarter of 2006 was 55.8%, compared to 50.2% for the same period in 2005.
For the year ended December 31, 2006, operating expenses increased 3.2% to $24.9 million, compared to $24.2 million in 2005. Operating expenses for the fourth quarter of 2006 increased 3.1% to $6.5 million compared to $6.3 million for the fourth quarter of 2005.
For the year ended December 31, 2006, pre-tax income totaled $966,000 compared to $880,000 for 2005. The Company is not reporting a final net income amount on either an aggregate or per share basis at this time, as it is currently finalizing the accounting treatment for deferred tax items. It is expected that the accounting treatment will be finalized within a week. The Company is reporting at this time that it expects that for the year ended December 31, 2006, net income will be in a range from $588,000 to $678,000. Any net income amount in that range will equate to net income per diluted share of $0.03. For the year ended December 31, 2005, net income was $584,000 or $0.03 per diluted share. Diluted shares totaling 20.1 million and 19.9 million were used in the computations for the years 2006 and 2005, respectively.
For the fourth quarter of 2006, pre-tax income totaled $650,000, compared to pre-tax loss of $287,000 for the same period in 2005. Net income in the fourth quarter of 2006 is expected, pending resolution of the accounting issue discussed above, to be in a range from $395,000 to $485,000. Any income in that range will equate to net income per diluted share of $0.02. For the fourth quarter of 2005, the Company had a net loss of $292,000, or $0.01 per diluted share. Diluted shares utilized in these computations were 20.2 million and 19.9 million for the fourth quarter of 2006 and 2005, respectively.
Matthew H. Knight, the Company’s President and Chief Executive Officer, commented, “The 18.6% increase in fourth quarter sales was consistent with our expectations for improving performance across all of the product lines. We are particularly pleased with the 24.2% improvement in our antibody sales versus the fourth quarter of 2005. Also contributing to our sales performance in the quarter was improved performance in a number of legacy product lines, including a 14% improvement in our U.S. water quality product line versus the same quarter in 2005, and a

29% improvement in U.S. agricultural revenue associated with the recovery of business which had been lost to competition in 2005.”
Mr. Knight continued, “We were disappointed in the sales of our food pathogen products in the fourth quarter. This product line grew 11% during the quarter which is well below our expectations. However, the commercial launch of our new RapidChek® SELECT™ for Salmonella is being well received, and as we anticipated, the superior performance of this test, along with its complementary format to RapidChek® Listeria is driving new sales of both products. In addition, we are working to identify and train new distributors. We expect our sales of food pathogen products to regain strong sales momentum throughout 2007.”
Food Safety Products
For the year ended December 31, 2006, food safety revenues were $9.21 million, compared to $8.98 million for 2005, an increase of 2.6%. Food safety revenues were $2.79 million in the fourth quarter of 2006, compared to $2.3 million in the fourth quarter of 2005, an increase of 21.1%.
Water and Environmental Products
Water and environmental products revenue increased 1.2% to $5.20 million for the year ended December 31, 2006, compared to $5.14 million for 2005, and increased 2.2% to $1.22 million for the fourth quarter of 2006, compared to $1.19 million for the same quarter in 2005.
Antibody Products
Antibody revenues increased 3.5% to $11.10 million in the year ended December 31, 2006, compared to $10.72 million for 2005. Revenues also increased 24.2% to $2.98 million for the fourth quarter of 2006, compared to $2.40 million for the same quarter in 2005.
Balance Sheet
The Company completed the quarter ended December 31, 2006 with $10.90 million in cash compared to $10.0 million as of December 31, 2005.
Conference Call
A conference call to review fourth quarter results is scheduled for 4:30 p.m. March 1, 2007. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern-time on March 1, 2007 through 11:59 p.m. on March 2, 2007. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 232636.
About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. develops, manufactures and markets biotechnology-based detection solutions to a diverse customer base, across multiple industrial and human health markets. By applying its core competency of creating custom antibodies to assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in the pharmacogenomics market.
This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to

SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months
	December 31,		Ended December 31,
	2006	2005	2006	2005
Revenues	$6,990	$5,896	$25,522	$24,845

Total net revenues	6,990	5,896	25,522	24,845

OPERATING EXPENSES:
Manufacturing	3,088	2,939	11,721	11,416
Research and development	671	712	2,630	3,034
Selling, general and administrative	2,692	2,609	10,591	9,722

Total operating expenses	6,451	6,260	24,942	24,172

Operating income (loss)	539	(364)	580	673

Interest income, net	111	77	386	207

Income (loss) before taxes	650	(287)	966	880

Shares used in computing basic net income (loss) per share	20,141,000	19,924,000	20,032,000	19,741,000

Shares used in computing diluted net income (loss) per share	20,227,000	19,924,000	20,109,000	19,870,000